EXHIBIT 10.1

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the "Agreement"), dated as of February 18, 2009 by and between PMA Capital Corporation, a Pennsylvania corporation, and its subsidiaries (the "Company"), and Anthony J. Ciofani (the "Executive").

WITNESSETH THAT

WHEREAS, the Executive is Executive Vice President and Chief Underwriting Officer of the Company or a subsidiary of the Company;

WHEREAS, the Company wishes to encourage the Executive to continue his career and services with the Company or a subsidiary, as the case may be;

WHEREAS, the Company has determined that it is in its best interests and the shareholders' to assure continuity in the management of the Company's and it subsidiaries in the event of a Change in Control by entering into this Agreement with the Executive;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1.           Term.  This Agreement shall become effective on the Effective Date and shall continue in effect throughout the Term of Employment; provided, however, the restrictive covenants contained in section 9 of this Agreement and, as applicable, the Company's and the Executive's obligations under the other provisions of this Agreement shall survive the Term of Employment and shall continue in effect through the periods provided therein and/or until the Company's and/or the Executive's obligations, as applicable, thereunder are satisfied.

2.           Compensation.  Except as otherwise expressly set forth below, the Executive's compensation shall be determined by, and in the sole discretion of, the Board of Directors of the Company (the "Board") or a committee of the Board.

(a)           Annual Base Salary means the Executive's annual salary in effect on (i) the date of this Agreement, as adjusted from time to time by the Board, (ii) the date in which a Change in Control occurs, or (iii) the date preceding an occurrence which results in the Executive's Good Reason termination of employment, whichever is highest.

(b)           Annual Bonus means the amount awarded to the Executive under the Company's Officer Annual Incentive Compensation Plan (the "Annual Plan") in effect on (i) the date of this Agreement, as adjusted from time to time by the Board, (ii) the date in which a Change in Control occurs, or (iii) the date preceding an occurrence which results in the Executive's Good Reason termination of employment, whichever is highest.

(c)           Long Term Incentive means the amount awarded to the Executive under the Company's Officer Long Term Incentive Compensation Plan in effect on (i) the date of this Agreement, as adjusted from time to time by the Board, (ii) the date on which a Change in Control occurs, or (iii) the date preceding an occurrence which results in the Executive's Good Reason termination of employment, whichever is highest.

(d)           Employee Benefits.  In addition to the foregoing, during the Term of Employment,

(i)           to the extent not duplicative of the specific benefits provided herein, the Executive shall be eligible to participate in all incentive compensation, retirement, supplemental retirement, and deferred compensation plans, policies and arrangements that are provided generally to other executive officers of the Company;

(ii)           the Executive and, as applicable, the Executive's covered dependent(s) shall be eligible to participate in all of the Company's health and welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended); and

(iii)           the Executive shall be entitled to receive fringe benefits provided for executive officers of the Company as determined from time to time by the Company.

(e)           Reimbursements.  To the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“409A”), with regard to any provision of this Agreement that provides for the reimbursement of costs and expenses, or for the provision of in-kind benefits:

(i)           the right to such reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit;

(ii)           the amount of expenses or in kind benefits available or paid in one year shall not affect the amount available or paid in any subsequent year; and

(iii)           such payments shall be made on or before the last day of the Executive’s taxable year which follows the year in which the expense occurred.

(f)           Separate Payments.  To the extent permissible by law, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment.

3.           Termination of Employment.

(a)           Termination of Employment and Term of Employment.  The Company or the Executive may terminate the Executive's employment at any time and for any reason in accordance with subsection 3(b) below.  The Term of Employment shall be deemed to have ended on the last day of the Executive's employment.  The Term of Employment shall terminate upon the Executive's death.

(b)           Notice of Termination.  Any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with the notice provisions contained in subsection 14(b) below.  For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the Date of Termination and, with respect to a termination due to Disability, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination.  A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to the Executive's Disability.  A Notice of Termination from the Executive shall specify whether the termination is with or without Good Reason and, if the termination is without Good Reason, whether the termination is due to Executive's Disability.

(c)           Date of Termination.  For purposes of this Agreement, "Date of Termination" shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the 30th day following the date the Notice of Termination is given, unless expressly agreed to by the parties hereto or the date of the Executive's death).

(d)           No Waiver.  The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(e)           Cause.  For purposes of this Agreement, the term "Cause" shall mean Executive:   commits any act of fraud, embezzlement, theft or commission of a felony in the course of his employment;  engages in knowing and willful misconduct or gross negligence in the performance of his duties;  unlawfully appropriates a corporate opportunity of the Company or its affiliates and subsidiaries; or  knowingly and willfully breaches any of Executive's covenants contained in this Agreement in any material respect.  No act or failure to act directly related to Company action or inaction that constitutes Good Reason shall constitute Cause under this Agreement if the Executive has provided a Notice of Termination based on such Good Reason event prior to the Company's giving of the Notice of Termination for Cause.  The Executive's termination for Cause shall be effective when and if a resolution is duly adopted by an affirmative vote of the Board (less the Executive), stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination, and such conduct constitutes Cause under this Agreement; provided, however, that the Executive shall have been given the opportunity (i) to cure any act or omission that constitutes Cause if capable of cure and (ii), together with counsel, during the 30-day period following the receipt by the Executive of the Notice of Termination and prior to the adoption of the Board's resolution, to be heard by the Board.

(f)           Disability.  For purposes of this Agreement, the Executive shall be deemed to have a Disability if the Executive is entitled to long-term disability benefits under the Company's long-term disability plan or policy, as the case may be, as in effect on the Date of Termination.

(g)           Good Reason.  For purposes of this Agreement, the term "Good Reason" means the occurrence (without the Executive's express written consent) of any of the following acts or failures to act by the Company:

(i)	a material reduction in his duties, authority or responsibilities;

(ii)	requiring the Executive to be based more than 50 miles away from the Company's headquarters in Blue Bell, Pennsylvania;

(iii)	the material breach, and failure to cure, by the Company of any of its other obligations under this Agreement;

(iv)	the failure of the Company to obtain the assumption of this Agreement as contemplated in subsection 12(b) hereof; or

(v)
any reduction in the Executive's Annual Base Salary or Annual Bonus target that does not affect all similarly situated Executives; provided that any reduction in the Executive's Annual Base Salary or Annual Bonus target shall constitute Good Reason in connection with a Change of Control.

The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless the Executive has given a Notice of Termination to the Company specifying the condition or event relied upon for such termination within 90 days of the occurrence of such event, the Company has failed to cure the condition or event constituting Good Reason within the 30 day period following receipt of the Executive's Notice of Termination, and the Executive’s Termination Date is within six months of the event that constitutes Good Reason.

4.           Obligations of the Company upon Termination.

(a)           Termination by the Company for other than Cause or by the Executive for Good Reason.  If the Executive's employment is terminated by the Company for any reasons other than Cause or Disability or by the Executive for Good Reason:

(i)           The Company shall pay to the Executive, within thirty business days of the Date of Termination, any earned but unpaid Annual Base Salary;

(ii)           The Company shall pay to the Executive, within thirty business days of the Date of Termination, a prorated Annual Bonus which is the product of (A) the target Annual Bonus opportunity in the year in which the Date of Termination occurs or the prior year if no target Annual Bonus opportunity has yet been determined, (B) the average payout factor of the Annual Plan for the prior three years, and (C) the fraction of the year the Executive was employed.

(iii)           Upon the execution and non-rescission of the release noted in Section 6, the Company shall commence to pay as of the next regular Company payroll to the Executive, in accordance with the Company's regular payroll practice for its executive officers, payments equal to the sum of 100% of (A) the Executive's Annual Base Salary, less any applicable deductions for taxes and/or benefits, and (B) the product of (I) the Executive's target Annual Bonus opportunity for the year in which the Date of Termination occurs or the prior year if no target Annual Bonus opportunity has yet been determined and (II) the average payout factor of the Annual Plan for the prior three years;

(iv)           For a one (1) year period after the Date of Termination, the Company will arrange to provide the Executive (and any covered dependents), with life, accident and health insurance benefits substantially similar to those the Executive and any covered dependents were receiving immediately prior to the Notice of Termination, except for any such benefits that were waived by the Executive in writing.  Nothing in this subsection 4(a)(iv) will affect the Executive's right to elect COBRA continuation coverage in accordance with applicable law or extend the COBRA continuation coverage period; and

(v)           The Executive shall have at least three (3) months (or until the last day of the stock option term or the tenth anniversary of the date of the grant; whichever occurs first) to exercise any then vested outstanding stock options.  Executive's outstanding Long Term Incentive awards shall be deemed earned as set forth in the original award, except that the amount earned shall be prorated based on a fraction, the numerator of which is the number of full months Executive was employed during the performance period of such award and the denominator of which is the number of months in such performance period.  Such awards will be payable under the terms set forth in the award.  All of the Executive's other unvested equity-based awards shall be forfeited.

(vi)           The Company agrees to engage the services, on Executive's behalf and at the Company's expense, the services of an outplacement company, who will assist Executive with job search support.  Services will be available for one year following the Date of Termination.

(b)           Termination in Connection with a Change in Control.

If, in anticipation of or within the 18 month period following a Change in Control (as defined below), the Executive's employment is terminated by the Company for any reason other than Cause or Disability or by the Executive for Good Reason, the Executive shall receive the payments and benefits described in subsection 4(a), except that

(i)           the payment described in section 4(a)(iii) shall be equal to 150% of the amounts described in (A) and (B) thereof,

(ii)           all of the Executive's Long Term Incentive awards shall be paid as if 100% of the performance target(s) had been attained and shall be payable within two and one half (2.5) months from the Date of Termination;

(iii)           all of the Executive's other outstanding equity-based awards shall become fully vested on the Date of Termination; and

(iv)           the continuation period described in section 4(a)(iv) shall be for one and one half (1.5) years.

For purposes of this Agreement, a "Section 409A Change in Control" is a "Change in Control" as set forth in paragraph 9(b) of the PMA Capital Corporation 2007 Omnibus Incentive Compensation Plan that is also a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as described in Section 409A(2)(A)(v) of the Code and the Treasury regulations promulgated thereunder; or the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company.

(c)           Termination by the Company for Cause or by the Executive without Good Reason.  If the Executive's employment is terminated by the Company for Cause, the Company shall pay to the Executive, within thirty business days of the Date of Termination, any earned but unpaid Annual Base Salary and all outstanding stock options (whether or not then exercisable) and all of the Executive's unvested equity-based and other incentive awards shall be forfeited as of the Date of Termination.  If the Executive's employment is terminated by the Executive without Good Reason (and not due to death, Disability or retirement), the Company shall pay to the Executive, within thirty business days of the Date of Termination, any earned but unpaid Annual Base Salary, the Executive shall have three months (or until the last day of the stock option term, whichever occurs first) to exercise any outstanding vested stock options and all of the Executive's unvested equity-based awards shall be forfeited as of the Date of Termination.

(d)           Termination due to Death or Disability.  If the Executive's employment is terminated due: to death or Disability,  the Company shall pay to the Executive (or to the Executive's estate or personal representative in the case of the Executive's death), within thirty business days after the Date of Termination, (A) any earned but unpaid Annual Base Salary and (B) a prorated Annual Bonus which is the product of (I) the target Annual Bonus opportunity in the year in which the Date of Termination occurs or the prior year if no target Annual Bonus opportunity has yet been determined, (II) the average payout factor of the Annual Plan for the prior three years, and (III) the fraction of the year the Executive was employed, and  all of the Executive's outstanding equity-based awards shall vest on the Date of Termination and the Executive's outstanding stock options shall remain exercisable for one year following the Date of Termination (or until the last day of the stock option term, whichever occurs first).

(e)           Specified Employee.  To the extent necessary to avoid adverse tax consequences, and except as described below, any payment to which the Executive becomes entitled under the Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under 409A, and is payable upon the Executives termination at a time when the Executive is a “specified employee” as defined by 409A shall not be made until the earliest of:

(i)           the expiration of the six month period (the “Deferral Period”) measured from the date of the Executive’s ‘separation from service’ under 409A; or

(ii)           the date of the Executive’s death.

Upon the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to the Executive or, if applicable, his beneficiary.  This section shall not apply to any payment which constitutes “separation pay” as described in Internal Revenue Regulations Section 409A-1(b)(9) (in general, payments (i) that are made on an involuntary separation from service which (ii) do not exceed the lesser of two times (x) the Executive’s annualized compensation for the taxable year preceding the year in which the separation from service occurs or (y) the Code Section 401(a)(17) limit on compensation for the year in which separation from service occurs and (iii) are paid in total by the end of the second calendar year following the calendar year in which the separation from service occurs).

5.           Certain Tax Consequences.  If the payments and benefits provided for in this Agreement constitute "parachute payments" within the meaning of the Code, and but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the payments and benefits under this Agreement will be payable as described below:

(a)           if the excise tax would be avoided by reducing the payments and/or benefits by 10% or less, the payments and/or benefits will be reduced to the extent necessary so that the excise tax is not applicable;

(b)           if the tax provisions would not be avoided by reducing the payments and/or benefits by 10% or less, an excise tax gross-up payment will be made to the Executive in an amount so that after payment of income, employment and any other taxes imposed on the gross-up payment (including the 20% excise tax under Section 4999), the Executive would retain an amount equal to the 20% excise tax imposed on the change in control related payments and benefits.  The gross-up payment is intended to put the Executive in the same after tax position he or she would have been in had the excise tax not been imposed.  The excise tax gross up payment shall be paid in the taxable year in which the Executive pays the 20% excise tax pursuant to Section 4999 of the Code.

6.           Release.  Notwithstanding any provision herein to the contrary, the Company will require that, prior to payment of any amount under section 4 of this Agreement (other than due to the Executive's death), the Executive shall have executed a complete release of the Company and  its affiliates and related parties in such form as is reasonably required by the Company.  Notwithstanding the foregoing, the Executive shall not be required to release any rights to indemnification or insurance coverage to which he/she was entitled as an officer of the Company or its affiliates.

7.           Non-Exclusivity of Rights.  Except as otherwise provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify (other than severance policies).  Vested benefits and other amounts that the Executive is otherwise entitled to receive under any other plan, program, policy, or practice of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, program, policy, practice, contract or agreement, as the case may be, except as expressly modified by this Agreement.

8.           Full Settlement.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise provided in subsections 4(a)(iv), 5 and 14(e), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.           Confidential Information; Non-Solicitation, Non-Interference and Non-Disparagement.

(a)           Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, trade secrets, methods, know-how or data relating to the Company or its affiliates and their businesses or acquisition prospects that the Executive obtained or obtains during the Executive's employment by the Company ("Confidential Information"), provided that "Confidential Information" shall not include any secret or confidential information, knowledge, trade secrets, methods, know-how or data that is or becomes generally known to the public (other than as a result of the Executive's violation of this section 9).  Except as may be required and appropriate in connection with carrying out his duties under this Agreement, the Executive shall not communicate, divulge, or disseminate any material Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process; provided, however, that if so required, the Executive will provide the Company with reasonable notice to contest such disclosure.

(b)           Non-Solicitation.  During the Term of Employment and for the one (1) year period following the Date of Termination for any reason, the Executive will not, directly or indirectly, initiate any action to solicit or recruit anyone who is then an employee of the Company for the purpose of being employed by him or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative, employee or otherwise.

(c)           Non-Interference with Customers or Producers.  During the Term of Employment and for the one (1) year period following the Date of Termination for any reason, the Executive will not interfere with any business relationship between the Company and any of its customers or agents or brokers that produce business for the Company.

(d)           Non-Disparagement.  The parties agree that their professional and personal reputations are important and should not be impaired by either party after this Agreement is executed.  Executive therefore agrees not to disparage the professional or personal reputation of the Company, its officers, shareholders, directors, or management, and the Company agrees that it will not disparage Executive's professional or personal reputation.

(e)           Remedies; Severability.

(i)           The parties acknowledge that money damages will not afford an adequate remedy for a breach or threat to breach any provision of subsections 9(a) through (d).  Therefore, if a party violates or threatens to violate the provisions of subsections 9(a) through (d), in whole or in part, the other party shall be entitled to specific performance and injunctive relief, without prejudice to other remedies that it may have at law or in equity.

(ii)           If any term or provision of this section 9, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this section 9, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this section 9 shall be valid and enforceable to the fullest extent permitted by law.  Moreover, if a court of competent jurisdiction deems any provision of subsections 9(a) through (d) to be too broad in time, scope, or area, it is expressly agreed that such provision shall be reformed to the maximum degree that would not render it unenforceable.

10.           Attorneys' Fees.  Each party shall pay its own legal fees, court costs, litigation expenses and/or arbitration expenses (as applicable) in connection with any dispute, litigation or arbitration regarding the validity or enforceability of, or liability under or otherwise involving any provision of this Agreement, except that if the Executive prevails on the majority of material claims disputed, the Company shall pay all reasonable legal fees, court cost, litigation expenses and/or arbitration expenses.

11.           Indemnification.  The Executive shall be indemnified by the Company for actions taken in his position as an officer, director, employee and agent of the Company to the greatest extent permitted by applicable law.  The Executive shall also be covered as an insured by a liability insurance policy secured by and maintained by the Company covering acts of its and its affiliates' officers and members of the Board.

12.           Successors.

(a)           Assignment of Agreement.  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.

(b)           Successors of the Company.  No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor that executes and delivers the agreement provided for in this section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

13.           Arbitration.  Except for matters covered under section 9, in the event of any dispute or difference between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, either the Executive or the Company may, by written notice to the other, require such dispute or difference to be submitted to arbitration.  The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the date arbitration is required by either party, then the arbitrator or arbitrators shall be selected by the American Arbitration Association upon the application of the Executive or the Company.  The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute.  Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction.  The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation.  Unless otherwise agreed by the parties, any such arbitration shall take place in Philadelphia, Pennsylvania.

14.           Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws.

(b)           Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, email or by facsimile (provided confirmation of receipt of such facsimile is received) to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by Federal Express or other nationally-recognized overnight courier that requires signatures of recipients upon delivery and provides tracking services, addressed as follows:

If to the Executive:

If to the Company:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA  19422
Attention:  General Counsel
Facsimile:  610-397-5144

or to such other address as either party furnishes to the other in writing in accordance with this subsection 14(b).  Notices and communications shall be effective when actually received by the addressee.

(c)           Amendment.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part and if the rights and obligations of any to this Agreement will not be materially and adversely affected thereby, the remaining portion of such provision, together with all other provisions of this Agreement, shallremain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(e)           Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.

(f)           Waiver.  The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(g)           Entire Understanding; Counterparts.  The Executive and the Company acknowledge that this Agreement supersedes and terminates any other severance and/or employment agreements between the Executive and the Company or any Company affiliates.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument.

(h)           Rights and Benefits Unsecured.  The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated, or subject to attachment, garnishment, levy; execution, or other legal or equitable process except as required by law.  Any attempts by the Executive to anticipate, alienate, assign, sell, transfer, pledge or encumber the same shall be void.  Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

(i)           Noncontravention.  The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party.

(j)           Section and Subsection Headings.  The section and subsection headings in this Agreement are for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed, all as of the day and year first above written.

PMA CAPITAL CORPORATION; PENNSYLVANIA MANUFACTURERS
ASSOCIATION INSURANCE COMPANY;
MANUFACTURERS ALLIANCE INSURANCE
COMPANY; PENNSYLVANIA
MANUFACTURERS INDEMNITY COMPANY;
AND PMA MANAGEMENT CORP.

By:	/s/ Vincent T. Donnelly
	Name:	Vincent T. Donnelly
	Title:	President and Chief Executive Officer
	Date:	February 18, 2009

EXECUTIVE

/s/ Anthony J. Ciofani
Name:	Anthony J. Ciofani
Date:	February 18, 2009